Exhibit 99.1

NEWS RELEASE
Investor Relations 561-989-5800 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces First Quarter 2007 Financial Results

Revenues Increased 22%; Cash Used in Operating Activities Decreased 65%

Boca Raton, Florida, May 2, 2007 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its first quarter financial results. The company recorded a net loss from continuing operations of $10.7 million, or $0.17 per share, for the quarter ended March 31, 2007, compared to $15.5 million, or $0.26 per share for the quarter ended April 1, 2006. Revenues for the first quarter of 2007 were $23.7 million compared to $19.5 million in 2006, an increase of 22%. Nabi-HB® [Hepatitis B Immune Globulin (Human)] revenues were $10.1 million during the first quarter of 2007 compared to $7.2 million during the first quarter of 2006.

Total cash used in operating activities was $7.7 million during the first quarter of 2007, a 65% reduction compared to $22.1 million in the first quarter of 2006. Excluding discontinued operations, cash used in operating activities was $5.8 million compared to $11.7 million for quarters ended March 31, 2007 and April 1, 2006, respectively. Cash equivalents and marketable securities were $111.2 million at the end of the first quarter.

“During the first quarter of this year, we were able to continue our reduction of Nabi’s cash burn while simultaneously driving higher revenues across our antibody and pharmaceutical products, including growth for Nabi-HB when compared to the first quarter of last year,” said Dr. Leslie Hudson, interim president and chief executive officer of Nabi Biopharmaceuticals. “Additionally, we’ve just announced today the positive results of our Phase IIb NicVAX trial. We believe that the achievements of these robust financial and clinical milestones will help to unlock value for our shareholders.”

Recent Accomplishments

•

May 2007 – Announced positive results from its Phase IIb ‘proof of concept’ trial for NicVAX® (Nicotine Conjugate Vaccine) (Please see the Nabi press release, “Nabi Biopharmaceuticals Announces Positive Results of Phase IIb Trial of NicVAX” issued earlier today)

•	April 2007 – Entered into a definitive agreement to sell Aloprim™ (allopurinol sodium) for Injection to Bioniche Teoranta for sales proceeds of $3.7 million

•	April 2007 – Named Stephan E. Lawton senior vice president and general counsel

•

March 2007 – Announced our intent to form two strategic business units – Nabi Biologics and Nabi Pharmaceuticals – to best realize the company’s value and drive the successful development of its diverse product pipeline

•	February 2007 – Named Dr. Leslie Hudson interim president and chief executive officer

•	February 2007 – Named Dr. Paul Kessler senior vice president, clinical, medical and regulatory affairs

•	January 2007 – Announced initiation of Phase II ‘proof of concept’ clinical trial for Civacir® [Hepatitis C Immune Globulin (Human)]

Upcoming Milestones

Nabi is currently working toward achieving the following corporate milestones in 2007:

•	Successfully complete the strategic alternatives process

•	Obtain approval for Nabi-HB® Intravenous [Hepatitis B Immune Globulin (Human) Intravenous] in the U.S.

•	Secure development partnerships for NicVAX and the Gram-positive programs

•	Complete enrollment in the ‘proof of concept’ clinical trial for Civacir

•	Resubmit the file for regulatory approval of HEBIG™ [Hepatitis B Immune Globulin (Human) Intravenous] in Europe

•	Accelerate patient recruitment in the Phase III trial of ATG-Fresenius S (anti-T-lymphocyte globulin) in lung transplant patients

•	Initiate the clinical trial of our intravenous immunoglobulin, IVIG

Review of Operations:

Nabi-HB revenues were $10.1 million for the quarter ended March 31, 2007 compared to $7.2 million for the quarter ended April 1, 2006. End user demand for Nabi-HB increased slightly during the first quarter compared to the first quarter of 2006. During the first quarter of 2006, our wholesaler customers reduced their Nabi-HB inventory stocking levels, which resulted in lower purchases of the product.

Other biopharmaceutical revenues were $1.5 million during the first quarter of 2007 compared to $0.7 million during the 2006 first quarter. This increase was due to increased contract manufacturing activities.

Total antibody revenues were $12.1 million during the first quarter of 2007 compared to $11.7 million during the first quarter of 2006.

Research and development expenses increased $1.3 million to $10.1 million during the first quarter of 2007, compared to $8.8 million during the first quarter of 2006. This increase was due to increased activities related to our Anti-D, IVIG and ATG-Fresenius S programs, which were initiated during 2006, partially offset by decreased spending on StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine).

Selling, general and administrative expenses decreased $1.7 million to $10.0 million in the first quarter of 2007, compared to $11.7 million during the first quarter of 2006. This decrease is the result of lower personnel and marketing-related expenses incurred in the current year quarter as we continue to lower our overall infrastructure costs.

First Quarter Financial Results Conference Call

Nabi will host a live webcast today at 4:30 p.m. ET to discuss the results of its Phase IIb NicVAX trial as well as these first quarter 2007 results.

The live webcast can be accessed at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=1523652 or via the Nabi Biopharmaceuticals Web site:http://www.nabi.com. If you do not have Internet access, the U.S./Canada call-in number is (800) 901-5259, conference code 52348815, and the international call-in number is (617) 786-4514, conference code 52348815. An audio replay will be available for U.S./Canada callers at (888) 286-8010, conference code 36684499, and for international callers at (617) 801-6888, conference code 36684499.

An archived version of the webcast will be available at the same Internet address through May 9, 2007. The audio replay also will be available through May 9, 2007. The press release will be available on the company’s Web site: http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. The company has two products on the market today: Nabi-HB® [Hepatitis B Immune Globulin (Human)], and Aloprim™ (allopurinol sodium) for Injection which Nabi recently agreed to sell to Bioniche Teoranta – that transaction is expected to close in the second quarter of 2007. Nabi Biopharmaceuticals is focused on developing products that address unmet medical needs and offer commercial opportunities in our core business areas: Hepatitis and transplant, Gram-positive bacterial infections and nicotine addiction. The company recently announced that it intends to form two strategic business units: Nabi Biologics and Nabi Pharmaceuticals. Nabi Biologics will have responsibility for the company’s protein and immunological products and development pipeline, including Nabi-HB. Nabi Pharmaceuticals will have responsibility for the NicVAX® (Nicotine Conjugate Vaccine) and StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) development programs, as well as for the continuing milestone-related clinical development obligations following the sale of PhosLo® (calcium acetate). For a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our Web site: http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about our agreement to sell Aloprim and the expected proceeds from the sale, reorganization of our current business into two new business units, clinical trials and studies, licensure applications, and alliances and partnerships. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: successfully partner with third parties to fund, develop, manufacture and/or distribute our existing and pipeline products, including NicVAX and our Gram-positive infections products; obtain successful clinical trial results; generate sufficient cash flow from sales of products or from milestone or royalty payments to fund our development and commercialization activities; attract and maintain the human and financial resources to commercialize current products and bring to market products in development; depend upon third parties to manufacture or fill our products; obtain regulatory approval for our products in the U.S. or other markets, including approval of Nabi-HB Intravenous; realize sales from Nabi-HB due to patient treatment protocols, the number of liver transplants performed in HBV-positive patients and competitive products; achieve market acceptance of our products; expand our sales and marketing capabilities or enter into and maintain arrangements with third parties to market and sell our products; effectively and/or profitability use, or utilize the full capacity of, our vaccine manufacturing facility; manufacture NicVAX or other products in our own vaccine manufacturing facility; comply with reporting and payment obligations under government rebate and pricing programs; raise additional capital on acceptable terms, or at all; and re-pay our outstanding convertible senior notes when due. Many of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission on March 15, 2007.

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2007	April 1, 2006
Revenues	$23,748	$19,517
Costs and expenses:
Costs of products sold, excluding amortization of intangible assets	14,316	14,092
Royalty expense	423	356

Gross margin, excluding amortization of intangible assets	9,009	5,069
Selling, general and administrative expense	9,968	11,677
Research and development expense	10,056	8,778
Amortization of intangible assets	68	68
Other operating expenses, principally freight	45	179

Operating loss	(11,128)	(15,633)
Interest income	1,580	1,063
Interest expense	(917)	(953)
Other (expense) income, net	(2)	65

Loss from continuing operations before income taxes	(10,467)	(15,458)
Income taxes	(190)	—

Loss from continuing operations	(10,657)	(15,458)

Net loss from discontinued operations	(372)	(2,619)

Net loss	$(11,029)	$(18,077)

Basic and diluted loss per share
Continuing operations	$(0.17)	$(0.26)
Discontinued operations	(0.01)	(0.04)

Basic and diluted loss per share	$(0.18)	$(0.30)

Basic and diluted weighted average shares outstanding	61,258	60,329

Supplemental Information:

(In thousands, except percentages )	For the Three Months Ended
	March 31, 2007		April 1, 2006
Biopharmaceutical Products:
- Nabi-HB	$10,091	43%	$7,161	36%
- Other Biopharmaceuticals	1,511	6	704	4

Biopharmaceutical subtotal	11,602	49	7,865	40

Antibody Products:
- Specialty antibodies	5,130	21	5,878	30
- Non-specific antibodies	7,016	30	5,774	30

Antibody subtotal	12,146	51	11,652	60

Total	$23,748	100%	$19,517	100%

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2007	December 30, 2006
Assets
Current assets:
Cash	$84,663	$86,227
Marketable securities	26,500	32,500
Restricted cash	805	805
Trade accounts receivable, net	17,200	20,377
Inventories, net	17,770	19,260
Prepaid expenses and other current assets	3,044	2,654
Assets of discontinued operations	309	13,341

Total current assets	150,291	175,164
Property, plant and equipment, net	86,566	88,329
Other assets:
Intangible assets, net	1,615	1,683
Other, net	676	701

Total assets	$239,148	$265,877

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$7,450	$7,998
Accrued expenses	14,305	16,095
Capital lease obligations, net	229	291
Liabilities of discontinued operations	6,013	20,554

Total current liabilities	27,997	44,938
2.875% convertible senior notes, net	109,355	109,313
Other liabilities	829	238

Total liabilities	138,181	154,489

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock	—	—
Common stock	6,145	6,149
Capital in excess of par	327,838	327,228
Treasury stock	(5,321)	(5,321)
Accumulated deficit	(227,695)	(216,668)

Total stockholders’ equity	100,967	111,388

Total liabilities and stockholders’ equity	$239,148	$265,877

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Three Months Ended
	March 31, 2007	April 1, 2006
Cash flow from operating activities:
Net loss from continuing operations	$(10,657)	$(15,458)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,156	2,237
Accretion of discount on convertible senior notes	42	42
Interest expense on non-interest bearing notes	—	10
Provision for doubtful accounts	4	21
Provision for slow moving or obsolete inventory	81	305
Non-cash compensation	490	445
Disposal of fixed assets, net	13	47
Other, primarily foreign currency translation	—	(182)
Changes in assets and liabilities:
Trade accounts receivable	3,173	4,862
Inventories	1,409	(821)
Prepaid expenses and other current assets	(390)	503
Other assets	21	58
Accounts payable and accrued expenses	(2,106)	(3,731)

Total adjustments	4,893	3,796

Net cash used in operating activities from continuing operations	(5,764)	(11,662)
Net cash used in operating activities from discontinued operations	(1,964)	(10,473)

Net cash used in operating activities	(7,728)	(22,135)

Cash flow from investing activities:
Purchases of marketable securities	(9,750)	(50,600)
Proceeds from sales of marketable securities	15,750	25,550
Proceeds from sale of assets, net of closing costs	—	8
Capital expenditures	(333)	(423)

Net cash provided by (used in) investing activities from continuing operations	5,667	(25,465)
Net cash provided by investing activities from discontinued operations	82	—

Net cash provided by (used in) investing activities	5,749	(25,465)

Cash flow from financing activities:
Repayments of notes payable and capital leases	(63)	(32)
Proceeds from exercise of employee stock options	195	325

Net cash provided by financing activities from continuing operations	132	293
Net cash provided by (used in) financing activities from discontinued operations	283	(3,059)

Net cash provided by (used in) financing activities	415	(2,766)

Net decrease in cash and cash equivalents	(1,564)	(50,366)

Cash and cash equivalents at beginning of period	86,227	101,762

Cash and cash equivalents at end of period	$84,663	$51,396